UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

OLIN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

Reg. Section 240.14a-101.

SEC 1913 (3-99)

501 MERRITT 7, NORWALK, CONNECTICUT 06856-4500

March 16, 2004

Dear Olin Shareholder:

We cordially invite you to attend our 2004 annual meeting of shareholders.

This booklet includes the notice and proxy statement, which describes the business we will conduct at the meeting and provides information about Olin that you should consider when you vote your shares. We have not planned a communications segment or any multimedia presentations for the 2004 annual meeting.

Mr. G. Jackson Ratcliffe, Jr., whose term as a Class II Director will expire in April 2005, has decided to retire from the Board of Directors effective April 29, 2004. The Board thanks him for his past contributions and extends its best wishes in his future endeavors. We are pleased to announce that Mr. Michael Coleman, Vice President, Alcoa Business System and Quality, and President Rigid Packaging, is a nominee for the first time to fill the vacancy created by the retirement of Mr. Ratcliffe.

Whether or not you plan to attend, it is important that your shares are represented and voted at the annual meeting. If you do not plan to attend the annual meeting, you may vote your shares on the Internet, by telephone or by completing and returning the proxy card in the enclosed envelope. If you plan to attend the annual meeting, please bring the lower half of your proxy card to use as your admission ticket for the meeting.

At last year’s annual meeting more than 93% of our shares were represented in person or by proxy. We hope for the same high level of representation at this year’s meeting and we urge you to vote as soon as possible.

Sincerely,

Randall W. Larrimore

Chairman of the Board

YOUR VOTE IS IMPORTANT

We urge you to promptly vote the shares on the

Internet, by telephone or by completing, signing, dating

and returning your proxy card in the enclosed envelope.

OLIN CORPORATION

Notice of Annual Meeting of Shareholders

Time:	8:30 a.m. (Eastern Daylight time)

Date:	Thursday, April 29, 2004

Place:	The Conference Center
201 Merritt 7
Norwalk, Connecticut 06880

Purpose:	To consider and act upon the following:

(1) The election of three Directors to serve for three-year terms expiring in 2007, one Director to serve until 2005 and one Director to serve until 2006.

(2) Ratification of the appointment of independent auditors for 2004.

(3) Such other business that is properly presented at the meeting.

Who May Vote:	You may vote if you were the record owner of Olin common stock at the close of business on March 4, 2004.

By Order of the Board of Directors:

George H. Pain

Secretary

Norwalk, Connecticut

March 16, 2004

OLIN CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be Held April 29, 2004

GENERAL QUESTIONS

Why did I receive this proxy statement?

You received this proxy statement because you owned shares of Olin common stock, which we refer to as common stock, unless noted otherwise, at the close of business on March 4, 2004. Olin’s Board of Directors is asking you to vote at the 2004 annual meeting for each of the Director nominees identified in Item 1 and for Item 2 listed in the notice of the annual meeting of shareholders. This proxy statement describes the matters on which we would like you to vote and provides information so that you can make an informed decision.

When was this proxy material mailed to shareholders?

We began to mail the proxy statement and form of proxy to shareholders on or about March 16, 2004.

What if I have questions?

If you have questions, please write them down and send them to the Secretary at Olin’s principal executive office at 501 Merritt 7, PO Box 4500, Norwalk, CT 06856-4500.

What will I be voting on?

You will be voting on:

(1)	the election of five Directors,

(2)	the ratification of KPMG LLP as Olin’s independent auditors for 2004, and

(3)	any other business if properly presented at the annual meeting.

Could other matters be voted on at the annual meeting?

As of March 16, 2004, the election of five Directors and the ratification of KPMG LLP as Olin’s independent auditors for 2004 are the only matters being considered. We know of no other matters to be considered at the annual meeting. If any other matters are properly presented for action, the persons named in the accompanying form of proxy will vote the proxy in accordance with their best judgment and opinion as to what is in the best interests of Olin.

How does the Board recommend I vote on the proposals?

The Board recommends a vote for each of the Director nominees identified in Item 1 and for Item 2.

VOTING

Who can vote?

All shareholders of record at the close of business on March 4, 2004 are entitled to vote at the annual meeting.

How many votes can be cast by all shareholders?

At the close of business on March 4, 2004, the record date for voting, we had outstanding 69,222,977 shares of Olin common stock, par value $1 per share. Each shareholder on the record date may cast one vote for each full share owned.

How do I vote?

You may vote either in person at the annual meeting or by proxy. To vote by proxy, you must select one of the following options:

•	Complete the enclosed proxy card:

•	Complete all of the required information on the proxy card.
•	Date and sign the proxy card.
•	Return the proxy card in the enclosed postage-paid envelope. We must receive the proxy card not later than the day before the annual meeting for your proxy to be valid and for your vote to count.
•	If you are not the shareholder of record and hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

•	Vote by telephone (telephone voting instructions are printed on the proxy card):

•	Call the toll-free voting telephone number: 1-800-435-6710.
•	Have the proxy card in hand.
•	Follow and comply with the recorded instructions before the indicated deadline on April 28, 2004.
•	If you are not the shareholder of record and hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

•	Vote on the Internet (Internet voting instructions are printed on the proxy card):

•	Access http://www.eproxy.com/oln.
•	Have the proxy card in hand.
•	Follow the instructions provided on the site.
•	Submit the electronic proxy before the indicated deadline on April 28, 2004.
•	If you are not the shareholder of record but hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

Telephone and Internet voting ends at 11:59 p.m., Eastern Daylight time, on April 28, 2004. If you vote in a timely manner by the Internet or telephone, you do not have to return the proxy card for your vote to count. Please be aware that if you vote on the Internet, you may incur costs such as normal telephone and Internet access charges for which you will be responsible.

The Internet and telephone voting procedures appear on the bottom of the enclosed proxy card. You may also log on to change the vote or to confirm that the vote has been properly recorded.

If you want to vote in person at the annual meeting, and you own your Olin shares through a custodian, broker or other agent, you must obtain a proxy from that party in their capacity as owner of record for your shares and bring the proxy to the annual meeting.

How are votes counted?

If you specifically mark the proxy card (or vote by telephone or Internet) and indicate how you want your vote to be cast regarding any matter, your directions will be followed. If you submit the proxy card but do not specifically mark it with your instructions as to how you want to vote, the proxy will be voted for the election of the Directors and in favor of Item 2 listed in the proxy. Mellon Investor Services LLC tabulates the shareholder votes and provides independent inspectors of election as part of its services as our registrar and transfer agent.

If you submit a proxy card marked “abstain” or “withhold” on any item, your shares will not be voted on the item so marked and your vote will not be included in determining the number of votes cast for that matter.

Can I change my vote?

Yes. Even if you submit a proxy card with your voting instructions, you may revoke or change it in person at the meeting any time before it is exercised or in a timely manner before the expiration of the voting deadlines by:

•	submitting another written proxy with a later date,

•	casting a new vote on the Internet or by telephone,

•	sending a written notice of the change in your voting instructions to the Secretary if received before the annual meeting, or

•	revoking the grant of a previously submitted proxy and voting in person at the annual meeting.

When are the votes due?

Shares represented by proxies on the enclosed proxy card will be counted in the vote at the annual meeting if we receive your proxy card by April 28, 2004. Proxies submitted by the Internet or by telephone will be counted in the vote only if they are received by 11:59 p.m., Eastern Daylight time on April 28, 2004.

How do I vote my shares held in the Olin Contributing Employee Ownership Plan or the Arch Chemicals, Inc. Contributing Employee Ownership Plan?

On March 4, 2004, 6,653,542 shares were held in the Olin common stock fund of the Olin Corporation Contributing Employee Ownership Plan and 658,808 shares were held in the Olin common stock fund of the Arch Chemicals, Inc. Contributing Employee Ownership Plan. We sometimes refer to one or both of these plans as the CEOP. JPMorgan Chase Bank, as the Trustee of the CEOP, holds all of those shares. If you are a participant in the CEOP, you may instruct JPMorgan Chase Bank how to vote shares of common stock credited to you by indicating your instructions on your proxy card and returning it to us or by voting on the Internet or telephone. JPMorgan Chase Bank will vote shares of common stock held in the CEOP for which it does not receive voting instructions, or which are not credited to participants’ accounts, in the same manner proportionately as it votes the shares of common stock for which they do receive instructions.

How do I vote my shares held in the Automatic Dividend Reinvestment Plan?

Mellon Investor Services LLC is our registrar and transfer agent and administers the Automatic Dividend Reinvestment Plan. If you participate in our Automatic Dividend Reinvestment Plan, Mellon will vote any shares of common stock that it holds for you in accordance with your instructions indicated on the proxy card you return or the vote you make by Internet or telephone. If you do not submit a proxy card for your shares of record or vote by Internet or telephone, Mellon Investor Services LLC will not vote your dividend reinvestment shares.

MISCELLANEOUS

Can I contact Board members directly?

Our Audit Committee has established the following methods for shareholders to communicate directly with the board and/or its members.

•	Mail—Letters may be addressed to the board or to an individual board member as follows:

  The Olin Board or (Name of the Director)

  c/o Office of the Secretary

  Olin Corporation

  501 Merritt 7, PO Box 4500

  Norwalk, CT 06856-4500

•	E-mail—You may send an e-mail message to Olin’s Board at the following address: directors@olin.com. In addition, you may send an e-mail message to an individual board member by addressing the e-mail using the first initial of the director’s first name combined with their last name and the suffix @olin.com.

•	Telephone—Olin has established a safe and confidential process for reporting, investigating and resolving employee and other third party concerns. Shareholders may also use this Help-Line to communicate with one or more directors on any Olin matter. The Help-Line is operated by an independent, third party service 24 hours a day, 7 days a week. In the United States, the Help-Line can be reached by dialing toll-free 800-362-8348. If outside the United States, callers should call collect 203-750-3100.

Who pays for this proxy solicitation?

Olin will pay the entire expense of this proxy solicitation.

Who solicits the proxies and what is the cost of this proxy solicitation?

Our Board is soliciting the proxies. We have hired Georgeson Shareholder Communications Inc., a proxy solicitation firm, to assist us with the distribution of proxy materials and vote solicitation. We will pay Georgeson approximately $11,500 for its services and will reimburse Georgeson for payments made to brokers and other nominees for their expenses in forwarding proxy solicitation materials.

How will the proxies be solicited?

Georgeson will solicit proxies by personal interview, mail, and telephone, and will request brokerage houses and other custodians, brokers and other agents to forward proxy solicitation materials to the beneficial owners of Olin common stock for whom they hold shares. Our Directors, officers and employees may also solicit proxies by personal interview and telephone.

How can I submit a shareholder proposal at the 2005 annual meeting?

If you want to present a proposal to be considered for inclusion in the 2005 proxy statement for the 2005 annual meeting, you must deliver the proposal in writing to the Secretary at Olin Corporation, 501 Merritt 7, PO Box 4500, Norwalk, CT 06856-4500 no later than November 17, 2004. You must then present your proposal in person at the 2005 annual meeting.

If you want to present a proposal for consideration at the 2005 annual meeting without including your proposal in the proxy statement, you must deliver a written notice (containing the information required by Olin’s By-Laws) to the Secretary at Olin Corporation, 501 Merritt 7, PO Box 4500, Norwalk, CT 06856-4500 no later than January 28, 2005. You must also present your proposal in person at the 2005 annual meeting.

How can I nominate a Director for election to the Board at the 2005 annual meeting?

According to Olin’s By-Laws, you may nominate an individual for election to the Board if you deliver a written notice of the nomination to Olin’s Secretary no later than January 28, 2005. Your notice must include:

•	your name and address;

•	the name and address of the person you are nominating;

•	a statement that you are entitled to vote at the annual meeting and intend to appear at the annual meeting in person, or by proxy, to make the nomination;

•	a description of arrangements or understandings between you and others, if any, pursuant to which you are making the nomination;

•	such other information about the nominee as would be required in a proxy statement filed under the Securities and Exchange Commission proxy rules; and

•	the written consent of the nominee to actually serve as a Director, if elected.

CERTAIN BENEFICIAL OWNERS

Does any single shareholder own or control 5% or more of Olin’s common stock?

Except as listed below, no person beneficially owned more than five percent of our common stock as of February 29, 2004.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
FMR Corp. 82 Devonshire Street Boston, MA 02109	8,737,714	(a)	14.9

(a)	Olin has been advised in an amended Schedule 13G filing dated as of February 17, 2004 as follows with respect to these shares as of December 31, 2003: FMR Corp. (FMR) has sole voting power as to 612,260 of such shares and sole dispositive power as to all such shares. Fidelity Management & Research Company and Fidelity Management Trust Company beneficially own 8,125,454 and 584,860 shares. Both are subsidiaries of FMR. Edward C. Johnson 3rd (Johnson), Chairman of FMR, and FMR each have dispositive power with respect to all such shares. Neither FMR nor Johnson has sole voting power with respect to the shares, which power rests with the Board of Trustees. Members of the Johnson family are the predominant owners of Class B shares of common stock of FMR, representing approximately 49% of the voting power of FMR. Abigail P. Johnson is a director of FMR. The Johnson family group and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR.

ITEM 1—PROPOSAL FOR THE ELECTION OF DIRECTORS

Who are the individuals nominated by the Board to serve as Directors?

The Board of Directors is divided into three classes. Each class has a term of office for three years, and the term of each class ends in a different year. The Board has nominated three persons, each of whom is listed under “Nominees for Three-Year Terms Expiring in 2007,” for election as Class I Directors to serve until the 2007 annual meeting of shareholders and until their successors have been elected. All of those nominees currently serve as a Class I Directors. Mr. Michael Coleman is a nominee for the first time and the Board has nominated him for election by the shareholders as a Class II Director, with a term expiring in 2005. Mr. Philip J. Schulz was elected by the Board of Directors pursuant to Olin’s By-laws as a new Class III Director on July 30, 2003. Olin’s By-laws require that any director elected by the Board of Directors shall serve only until the next election of Directors by the shareholders. The Board has nominated Mr. Philip J. Schulz for election by the shareholders as a Class III Director, with a term expiring in 2006. The terms of the other Directors will continue after the annual meeting as indicated below.

The Board expects that all of the nominees will be able to serve as Directors. If any nominee is unable to accept election, a proxy voting in favor of such nominee will be voted for the election of a substitute nominee selected by the Board, unless the Board reduces the number of Directors.

CLASS I

NOMINEES FOR THREE-YEAR TERMS EXPIRING IN 2007

DONALD W. GRIFFIN, 67, retired as Chairman of Olin in April 2003, a position he held since 1996. From 1996 through 2001, he also served as Olin’s President and Chief Executive Officer. He joined Olin in 1961 and from 1963 served in a variety of Brass Division, which subsequently became the Metals Group, marketing positions, including director of international business development and vice president, marketing. In 1983, he was elected a corporate Vice President and President of the Brass Group, currently the Metals Group. In 1985, he was named President of the Winchester Group; in 1986, President of the Defense Systems Group; in 1987, Executive Vice President; in 1993, Vice Chairman-Operations; in 1994, President and Chief Operating Officer; in January 1996, Chief Executive Officer; and in April 1996, Chairman. He is a graduate of the University of Evansville, Evansville, IN and completed the Graduate School for Sales and Marketing Managers at Syracuse University, Syracuse, NY. Mr. Griffin is a Director of Eastman Chemical Company (a manufacturer of chemicals, fiber and plastics products) and Barnes Group Inc. (a manufacturer and distributor of precision metal parts and industrial supplies). He is also a Director of the Sporting Arms and Ammunition Manufacturers Institute, the Wildlife Management Institute and the National Shooting Sports Foundation. He is on the Board of Trustees of the Buffalo Bill Historical Center and the University of Evansville. He is a life member of the Navy League of the United States and the Surface Navy Association. Olin Director since 1990.

RANDALL W. LARRIMORE, 56, is Chairman of Olin, a position he has held since April 2003. From 1997 until his retirement in December 2002, he served as President and Chief Executive Officer of United Stationers Inc., a wholesale distributor of office products. From 1988 until 1997, he was President and Chief Executive Officer of MasterBrand Industries, Inc., a subsidiary of Fortune Brands, Inc. (a consumer products company). He holds a BA degree from Swarthmore College and an MBA degree from the Harvard Business School. He is a member of the Board of Directors of Campbell Soup Company (a manufacturer and marketer of soup and other food products), Air-serv, Inc. (a private company that is a provider of tire inflation services) and Evanston Northwestern Healthcare Foundation (an academic healthcare system). He is also trustee of Lake Forest Academy. Olin Director since 1998; Chair of the Executive Committee, member of the Audit Committee, Directors and Corporate Governance Committee and the Compensation Committee.

ANTHONY W. RUGGIERO, 62, is Executive Vice President and Chief Financial Officer of Olin, a position he has held since January 1999. He joined Olin in 1995 as Senior Vice President and Chief Financial Officer. Mr. Ruggiero served as Senior Vice President and Chief Financial Officer of The Reader’s Digest Association, Inc. (a publisher and direct marketer) from 1990 to 1995. He joined Squibb Corporation (a producer and distributor of medicines) in 1969 and served as Senior Vice President and Chief Financial Officer and a Director from 1983 to 1990. He holds a BS degree from Fordham University, an MBA degree from the Columbia Business School, and a Post Master’s Certificate in Accounting. He is a member of the Financial Executives Institute, a Director and Audit Committee Chair of Carlisle Companies Incorporated (a manufacturer and distributor of products for the roofing, construction, trucking, automotive, food service, industrial equipment, lawn and garden and aircraft manufacturing industries). He is also a former Director and Audit Committee Chair of Primex Technologies, Inc. (an ordnance and aerospace contractor). Olin Director since 1999.

CLASS II

NOMINEE FOR TERM EXPIRING IN 2005

MICHAEL COLEMAN, 53, is Vice President—Alcoa Business System and Quality, and President Rigid Packaging. Mr. Coleman heads Alcoa’s Rigid Packaging business unit. He is a member of Alcoa’s Executive Council, the senior leadership group that provides strategic direction for the company. Mr. Coleman joined Alcoa (a producer of aluminum, fabricated aluminum and alumina) in 1998 as vice president of Alcoa and president of the Rigid Packaging business. He had been president of North Star Steel, a unit of Cargill Steel Group (an international marketer, processor and distributor of agricultural, food, financial and industrial products and services), since 1996. Mr. Coleman was employed in management positions with Pullman Standard Corporation in Chicago and United States Steel Corporation (a manufacturer of steel sheet, plate, tubular and tin products, coke and taconite pellets) in Pittsburgh. Mr. Coleman served on the board of directors of the Steel Manufacturers’ Association and on the Executive Committee of the Association of Iron and Steel Engineers. He was also a member of the Iron and Steel Society, The Wire Association International, American Iron and Steel Institute and is still a member of the International Scrap Recycling Institute. Mr. Coleman is a 1977 graduate of Penn State University, with a bachelor’s degree in electrical engineering.

CLASS III

NOMINEE FOR TERM EXPIRING IN 2006

PHILIP J. SCHULZ, 59, was Managing Partner of PricewaterhouseCoopers’ Hartford, Connecticut office until his retirement in July 2003. Mr. Schulz also served as the Hartford office leader of PwC’s Consumer & Industrial Products & Services industry group. He joined Coopers & Lybrand in 1967 and was Managing Partner of the Hartford office at the time of the merger of Coopers & Lybrand and Price Waterhouse in 1998. He was a member of the Firm Council and was a trustee of the PwC Foundation. He also served as a regional technical consultant and SEC reviewer and was assigned to the firm’s national office for two years. Olin’s Board of Directors has determined that Mr. Schulz qualifies as an “audit committee financial expert” for Olin under applicable SEC rules. Mr. Schulz is a Director and Audit Committee Chair of The Connecticut Bank & Trust Company (a state banking institution). Olin Director since 2003; member of the Audit Committee and the Directors and Corporate Governance Committee.

The Board recommends that you vote FOR the election of Mr. Griffin, Mr. Larrimore, and Mr. Ruggiero as Class I Directors, FOR the election of Mr. Coleman as a Class II Director and FOR the election of Mr. Schulz as a Class III Director.

How many votes are required to elect a Director?

A nominee will be elected as a Director if a plurality of the votes cast in the election is in favor of the nominee. Abstentions and shares held in street name that are not voted in the election of Directors will not be included in determining the number of votes cast.

Who are the other remaining Directors and when are their terms scheduled to expire?

The terms of the following Directors will continue after the 2004 annual meeting, as indicated below.

CLASS II

DIRECTORS WHOSE TERMS CONTINUE UNTIL 2005

RICHARD M. ROMPALA, 57, is Chairman and Chief Executive Officer of The Valspar Corporation, a manufacturer and distributor of paints and coatings. Mr. Rompala has held the position of Chairman of Valspar since 1998 and Chief Executive Officer of Valspar since 1995. From 1994-2001, he also served as President of Valspar. Prior to 1994, Mr. Rompala served as Group Vice President-Coatings and Resins for two years and Group Vice President-Chemicals for five years at PPG Industries, Inc. (a supplier of sealants, coatings, application systems and cockpit transparencies). Mr. Rompala holds a BA degree in Chemistry and a BS degree in Chemical Engineering from Columbia University and an MBA degree from Harvard Business School. He is a Director of The Valspar Corporation. Olin Director since 1998; Chair of the Directors and Corporate Governance Committee, member of the Compensation Committee and the Executive Committee.

JOSEPH D. RUPP, 53, is President and Chief Executive Officer of Olin, a position he has held since January 2002. Prior to that and since March 2001, he was Executive Vice President, Operations, and was responsible for all Olin business operations including the Brass Division, (currently the Metals Group), Winchester and Chlor Alkali Products. He joined Olin’s Brass Division, currently the Metals Group, in 1972 and held a number of positions of increasing responsibility in the Brass Division, currently the Metals Group, manufacturing and engineering organization. In 1985, he was appointed Vice President, Manufacturing and Engineering. He was appointed President of Olin Brass, currently the Metals Group, and a Corporate Vice President in 1996. He holds a BS degree in Metallurgical Engineering from the University of Missouri, Rolla. Olin Director since 2002.

CLASS III

DIRECTORS WHOSE TERMS CONTINUE UNTIL 2006

WILLIAM W. HIGGINS, 68, retired as a Senior Vice President of The Chase Manhattan Bank, N.A. (a national bank) and a senior credit executive of its Institutional Bank in December 1990. He joined the bank in 1959 after receiving a BA degree from Amherst College and an MBA degree from Harvard Business School. He was appointed Assistant Treasurer in 1962, Second Vice President in 1965 and Vice President in 1968. He was appointed a Senior Vice President and a Credit Policy Executive in 1983. From 1979 to 1983, he served as Deputy Sector Credit Executive of the Corporate Industries Sector. Prior to that, he was Group Credit Officer of the Corporate Banking Department and before that, District Executive of the Petroleum Division of the same Department. He is a Director and former Chairman of the Greenwich Emergency Medical Service, Inc. (a not-for-profit corporation) in Greenwich, CT. He is past President of the Belle Haven Landowners Association in Greenwich, a former member of the Representative Town Meeting in Greenwich, and a former trustee of the Canterbury School in New Milford, Connecticut. He is a Director of Connecticut Community Bank, N.A. (a national bank) and its holding Company Associated Community Bancorp, Inc. Mr. Higgins is also an Audit Committee Member of both banks. Olin Director since 1964; Chair of the Audit Committee and member of the Directors and Corporate Governance Committee and the Executive Committee.

JAMES G. HASCALL, 65, was Chairman and Chief Executive Officer of Primex Technologies, Inc. (an ordnance and aerospace contractor), a position he assumed in 1997 when Primex was spun off from Olin Corporation, until his retirement in January of 2001 when Primex merged into General Dynamics. From January 1996 through December 1996, Mr. Hascall served as Executive Vice President of Olin, having operating responsibility for Olin’s Brass (currently the Metals Group), Winchester, Ordnance and Aerospace Divisions. From 1985 through 1995, Mr. Hascall served as President of Olin’s Brass Division (currently the Metals Group). He was an Olin Corporate Vice President from 1985 to 1990 and a Senior Vice President from 1990 to December 1995. Mr. Hascall earned a Bachelor of Science degree in Industrial Engineering from Washington University, St. Louis, Missouri in 1960. Olin Director since 2003; member of the Audit Committee and the Directors and Corporate Governance Committee.

ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

How many meetings did Board members attend?

During 2003, the Board held eight meetings. The attendance by directors at meetings of the Board and committees of the Board on which they served was 100%. All of our directors attended the 2003 annual shareholders meeting. We do not have a policy regarding directors’ attendance at the annual shareholders meeting; however, they typically attend the meeting and a Board meeting, which is scheduled after the annual shareholders meeting.

Which Board members are independent?

Our Board has determined that all of its members, except Messrs. Griffin, Ruggiero and Rupp, are independent in accordance with applicable New York Stock Exchange (NYSE) listing standards, including consideration of all relevant facts and circumstances in concluding that none of the members determined to be independent had a material relationship with Olin.

Does the Company have corporate governance guidelines and a code of business conduct?

The Board has adopted Principles of Corporate Governance and a Code of Business Conduct. The Code of Business Conduct applies to our directors and all of our employees, including our chief executive officer, chief financial officer, and principal accounting officer/controller. Each of our three major standing committees (Audit, Compensation and Directors and Corporate Governance) acts under a written charter adopted by the Board. All of these documents can be viewed on our website at www.olin.com in the Corporate Governance Section of the Investor section. In addition, we will disclose any amendment to, or waiver from, a provision of our Code of Business Conduct for our CEO, CFO, principal accounting officer/controller or other employees performing similar functions on that website.

What are the committees of the Board?

Our committees of the Board are:

The Audit Committee, which held five meetings during 2003, advises the Board on internal and external audit matters affecting us. The audit committee acts under a written Charter adopted by the Board in 1997, and reviewed and updated in 2003, which is attached to this proxy statement as Appendix A. The audit committee is comprised solely of directors who meet the NYSE standard for independence and its members are: William W. Higgins, Chair, James G. Hascall, Randall W. Larrimore and Philip J. Schulz. The Board has also determined that Philip J. Schulz meets the SEC definition of an “audit committee financial expert”. The audit committee:

•	has sole authority to directly appoint, retain, compensate, evaluate and terminate our independent auditors;

•	reviews with our independent auditors the scope and results of their examination of our financial statements and any investigations and surveys by such auditors;

•	pre-approves and monitors audit and non-audit services performed by our independent auditors;

•	reviews its charter annually and publishes the charter in the annual meeting proxy statement in accordance with Securities and Exchange Commission (SEC) regulations;

•	reviews our annual audited and quarterly unaudited financial statements and management’s discussion and analysis of financial condition and operations in our Form 10-K and Form 10-Q’s before filing or distribution;

•	reviews with management and our independent auditors, the interim financial results and related press releases before issuance to the public;

•	reviews audit plans, activities and reports of our internal and regulatory audit departments;

•	reviews the presentations by management and our independent auditors regarding our financial results;

•	monitors our litigation process including major litigation and other legal matters that impact our financial statements or compliance with the law;

•	monitors compliance with legal and regulatory requirements including environmental, health, safety and transportation compliance;

•	monitors our insurance and risk management process; and

•	oversees our ethics and business conduct programs and procedures.

The Compensation Committee, which held three meetings during 2003, sets policy, develops and monitors strategies for, and administers the programs that are used to compensate the chief executive officer and other senior executives. The compensation committee is comprised solely of directors who meet the NYSE standard for independence and its members are: G. Jackson Ratcliffe, Jr., Chair, Randall W. Larrimore and Richard M. Rompala. The compensation committee:

•	approves the salary plans for senior executives including their total direct compensation opportunity, comprised of base salary, annual incentive standard and long-term incentive guideline award;

•	approves the measures, goals, objectives, weighting, payout matrices, performance certification and actual payouts for the incentive compensation plans;

•	administers the incentive compensation plans, stock option plans, and long-term incentive plans;

•	annually evaluates the performance of the chief executive officer;

•	perform settlor functions for the Company’s benefit plans such as establishing, designing and amending employee benefits;

•	approves executive and change-in-control agreements; and

•	advises the Board on the compensation of directors.

The Directors and Corporate Governance Committee, which held three meetings during 2003, assists the board in fulfilling its responsibility to our shareholders relating to the selection and nomination of officers and directors. The directors and corporate governance committee is comprised solely of directors who meet the NYSE standard for independence and its members are: Richard M. Rompala, Chair, James G. Hascall, William W. Higgins, Randall W. Larrimore, G. Jackson Ratcliffe, Jr. and Philip J. Schulz. The directors and corporate governance committee:

•	makes recommendations to the Board regarding the election of the chief executive officer;

•	reviews the nominees for our other officers;

•	makes recommendations to the Board regarding the size and composition of the Board and the qualifications and experience that might be sought in Board nominees;

•	seeks out and recommends possible candidates for nomination and considers recommendations by shareholders, management, employees and others for candidates for nomination and renomination as Directors;

•	assesses whether the qualifications and experience of Board nominees meet the current needs of the Board;

•	reviews plans for management development and succession;

•	periodically reviews corporate governance trends, issues and best practices and makes recommendations to the Board regarding the adoption of best practices most appropriate for the governance of the affairs of the Board;

•	reviews and makes recommendations to the Board regarding the composition, duties and responsibilities of various Board committees;

•	reviews and advises the Board on such matters as protection against liability and indemnification; and

•	reports periodically to the Board on the performance of the Board itself as a whole.

The Executive Committee meets as needed in accordance with our By-laws. Between meetings of the Board, the executive committee may exercise all the power and authority of the Board (including authority and power over our financial affairs) except for matters reserved to the full Board by Virginia law and matters for which the Board gives specific directions. During 2003, this committee held no meetings. The executive committee is comprised solely of directors who meet the NYSE standard for independence and its members are: Randall W. Larrimore, Chair, William W. Higgins, G. Jackson Ratcliffe, Jr. and Richard M. Rompala.

What is Olin’s Director Nomination Process?

All members of the Directors and Corporate Governance Committee, which acts as our nominating committee meet the NYSE standard for independence.

Our Directors and Corporate Governance Committee as a policy considers any director candidates suggested by shareholders if we receive the appropriate information in a timely manner. Our Principles of Corporate Governance provide that the Board Chair, Chief Executive Officer, other directors, employees and shareholders, may recommend director nominees to the Committee. The Committee uses the same process to review and evaluate all potential director nominees, regardless of who recommends the candidate. The Committee reviews and evaluates each nominee and the Committee Chair, the Board Chair and the CEO interview the potential Board candidates selected by the Committee. The interview results, along with the Committee’s recommended nominees, are submitted to the full Board.

Criteria for new Board members include recognized achievement plus skills such as a special understanding or ability to contribute to some aspect of Olin’s business. Racial and gender diversity are important but not at the expense of particular qualifications and experience that are required to meet the needs of the Board. The Committee also strives to include Board members with the personal qualities and experience that taken altogether will ensure a strong Board of Directors. The principal qualities of an effective corporate Director include strength of character, an inquiring and independent mind, practical wisdom, and mature judgment.

This year, we have two nominees who are not executive officers or directors standing for reelection, Michael Coleman and Philip J. Schulz. Mr. Coleman is a nominee for the first time and has been nominated to serve as a Class II Director. Mr. Schulz is currently a member of our Board, selected by the Board to fill a vacancy. Mr. Coleman and Mr. Schulz were each suggested by a non-management member of our board of directors.

A shareholder can suggest a person for nomination as a director by providing the name and address of the candidate, and a detailed description of his or her experience and other qualifications for the position, in writing addressed to the Board of Directors in care of the General Counsel, Olin Corporation, 501 Merritt 7, Norwalk, CT 06856-4500. The notice may be sent at any time, but for a candidate to be considered as a nominee for an annual shareholder meeting, we must receive the written information at least 150 days before the date of the prior year’s proxy statement. For example, for candidates to be considered for nomination by the Board at the 2005 annual meeting, we must receive the information from shareholders on or before December 1, 2004.

In addition to shareholders proposing candidates for consideration by the Committee, Olin’s By-Laws provide for shareholders to directly nominate individuals for election to the Board by delivering a written notice of the nomination to Olin’s Secretary no later than the date printed in the Proxy Statement (90 days prior to our annual shareholders meeting). The written notice must include the information under the paragraph “How can I nominate a Director for election to the Board at the 2005 meeting?” under the heading “Miscellaneous” above.

Although the Directors and Corporate Governance Committee has from time to time engaged a third-party search firm to identify potential director candidates for the Committee’s review and consideration, we have not done so during the past few years.

Who presides at Executive Sessions of the Board of Directors?

In accordance with our Principles of Corporate Governance, depending on the subjects to be discussed, the independent directors select a director to lead that executive session. The directors often select our independent Chairman of the Board to preside.

How are the Directors compensated?

During 2003, we compensated each non-employee Director on the Board with:

•	an annual retainer of $30,000, of which $25,000 was paid or credited in the form of shares of common stock;

•	shares of common stock with an aggregate fair market value equal to $45,000, rounded to the nearest 100 shares;

•	a fee of $1,500 for each meeting of the Board and for each meeting of a committee of the Board attended by a committee member;

•	a $10,000 annual fee for committee chairs;

•	reimbursement for expenses incurred in the performance of their duties as Directors;

•	a 50% matching contribution to an eligible institution for gifts made by a Director to such institution, up to a maximum of $5,000 per Director per year; and

•	insurance coverage including: director’s liability insurance, personal excess liability coverage of $5 million per director, and coverage while on Company business under our business travel accident insurance policy.

Directors may elect to receive common stock instead of cash for any portion of their cash compensation and to defer any stock or cash payments. Deferred cash is credited with interest quarterly and deferred shares are credited with dividend equivalents. Deferred shares are paid out in shares of common stock, or at the Director’s election, in cash. If there is a “Change in Control” as defined in the 1997 Stock Plan for Non-employee Directors (which we refer to as the Directors Plan), the balance of any deferred account is paid to the Directors.

The Directors Plan also holds, as “phantom” shares, the shares of common stock of Arch Chemicals, Inc. issued to any Director as a dividend distribution on their shares of Olin common stock held in their Directors Plan accounts at the time of the spin-off of Arch Chemicals, Inc. Those Arch Chemicals, Inc. phantom shares are payable only in cash, unless a Director elects to transfer the Arch Chemicals, Inc. phantom shares into their Olin common stock accounts.

Directors who are also employees of Olin do not receive any extra compensation for their services as Directors.

Mr. Donald Griffin retired as an employee of Olin effective April 30, 2002, but continued to serve as Chairman of the Board until April 24, 2003. Upon becoming a non-employee director under the Directors Plan in April 2002, Mr. Griffin waived his pro rata portions of the non-employee director $25,000 annual stock retainer and the $5,000 excess retainer. Mr. Griffin received a pro rata portion of the $24,000 annual stock grant in 2003 described above for the period he was a non-employee director in 2002. The Board awarded him a cash retainer of $200,000 for the period May 2002 through April 2003 for his service as Chairman of the Board after his retirement as an employee. He also receives fees for Board meetings he attends. From January 1, 2003 through April 24, 2003, while he served as Chairman of the Board, he received $15,040 for Company automobile expenses and less than $3,000 in certain other incidental benefits. So long as he continues to serve on the Board, he continues to be provided with access to an office and secretarial support, and certain other incidental benefits, which in the aggregate do not exceed $3,000 annually.

The Board awarded Mr. Randall Larrimore an annual cash retainer of $50,000 for his service as Chairman of the Board. Mr. Larrimore began receiving this retainer after he started serving as our Chairman of the Board in late April 2003.

Report of the Audit Committee

The Audit Committee held five meetings during 2003. The purpose of the meetings was to monitor the integrity of the Corporation’s financial reporting process and systems of internal control, evaluate the independence and performance of the Corporation’s independent auditors, KPMG and internal audit functions and facilitate and encourage private communication between the Audit Committee and the internal auditors and our independent auditors.

In 2003, the composition of the Committee was changed and one Director was added for a total Committee membership of four Directors. The Directors on the Audit Committee are William W. Higgins, James G. Hascall, Randall W. Larrimore and Philip J. Schulz. All members of the Committee are “independent” Directors under New York Stock Exchange (NYSE) listing standards. In addition, all members of the Committee meet the financial literacy requirements outlined in the NYSE listing standards and Olin’s Board of Directors has determined that Mr. Schulz meets the definition of an “Audit Committee Financial Expert” under SEC rules.

The Audit Committee reviewed and discussed the audited financial statements for fiscal year 2003 with management and the independent auditors. Specifically, the Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards (SAS) 61, Communication with Audit Committees, as amended.

In addition, the Audit Committee received the written disclosures and a letter from the independent auditors, required by Independence Standards Board Standard No. 1, INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES. The Audit Committee discussed with KPMG the issue of its independence from Olin. The Audit Committee also negotiated the hiring of KPMG for the 2003 audit and reviewed all fees paid to ensure that the work performed was permissible under applicable standards and would not impair KPMG’s independence.

Based on the Audit Committee’s discussions with management and the independent accountants and the Audit Committee’s review of the report of the independent accountants and the other materials discussed above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in Olin’s Annual Report on Form 10-K for the year ended December 31, 2003 to be filed with the Securities and Exchange Commission.

February 26, 2004

William W. Higgins, Chair

James G. Hascall

Randall W. Larrimore

Philip J. Schulz

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

How much stock is beneficially owned by each Director and nominee for Director and by the individuals named in the Summary Compensation Table?

This table shows how many shares of our common stock certain persons beneficially owned on January 15, 2004. Those persons include each Director and Director nominee, each individual named in the Summary Compensation Table on page 22, and all current Directors and executive officers as a group. A person has “beneficial ownership” of shares if the person has voting or investment power over the shares or the right to acquire such power within 60 days. “Investment power” means the power to direct the sale or other disposition of the shares. Each person has sole voting and investment power over the number of shares listed, except as noted in the following table.

Name of Beneficial Owner	No. of Shares Beneficially Owned (a)	Percent of Common Stock (b)
Michael Coleman	0	—
Donald W. Griffin	850,024	1.4
James G. Hascall	3,604	—
William W. Higgins (c)	244,371	—
Randall W. Larrimore	27,977	—
G. Jackson Ratcliffe, Jr.	35,607	—
Richard M. Rompala	32,250	—
Philip J. Schulz	1,822	—
Joseph D. Rupp	278,739	—
Anthony W. Ruggiero	424,703	—
Thomas M. Gura	208,374	—
Peter C. Kosche (d)	269,743	—
John L. McIntosh	100,230	—
Directors and executive officers as a group, including those named above (17 persons) (c,d)	2,808,090	4.6

(a)	Includes shares credited under the CEOP on January 15, 2004, shares of common stock credited to deferred accounts under the Directors Plan, and shares that may be acquired within 60 days (by March 15, 2004) through the exercise of stock options as follows:

Name	Number of Shares Held in Director Deferred Accounts*	Number of Shares Subject to Options Exercisable in 60 days
Mr. Coleman	0	—
Mr. Griffin	3,900	765,508
Mr. Hascall	2,417	—
Mr. Higgins	31,540	—
Mr. Larrimore	25,848	—
Mr. Ratcliffe	33,607	—
Mr. Rompala	31,750	—
Mr. Schulz	1,209	—
Mr. Rupp	—	230,605
Mr. Ruggiero	—	368,950
Mr. Gura	—	173,396
Mr. Kosche	—	241,485
Mr. McIntosh	—	94,071
Directors and executive officers as a group, including those named above (17 persons)	130,271	2,163,759

* Such shares have no voting rights.
(b)	Unless otherwise indicated, beneficial ownership does not exceed 1% of the outstanding shares of common stock.

(c)	Includes 89,793 shares held in two trusts of which his spouse is beneficiary and co-trustee; and 42,300 shares held in three trusts of which Mr. Higgins is co-trustee and his children are beneficiaries; does not include 144,677 shares held in three trusts, in which his spouse has an interest. Mr. Higgins disclaims beneficial ownership of all such shares.
(d)	Includes 838 shares held by Mr. Kosche’s minor daughter.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and Directors, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission, and these persons must furnish us with copies of the forms they file. Based solely on our review of the copies of these forms furnished to us and on written representations, we believe that our officers, Directors and ten-percent beneficial owners complied with all Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

Report of the Compensation Committee on Executive Compensation for 2003

Compensation Philosophy

Olin designs its executive compensation policies and programs based on specific objectives:

•	attract, motivate and retain the highest quality executives,

•	align executive interests with those of the Company’s shareholders,

•	provide an incentive to executives to achieve quantifiable financial and other strategic objectives in a manner consistent with the Company’s values, and

•	unite management as a team, emphasizing group results.

To accomplish these objectives, the Company emphasizes variable compensation, an emphasis consistent with competitive practice.

Executive Compensation Program as Administered in 2003

The compensation committee establishes total compensation opportunities listed below (and the three individual components) for the CEO and other named executive officers, based on a competitive analysis, targeted to the median of a group of companies provided by the independent consultant that represent general U.S. industry, referred to as the “comparator group.”

The committee engages independent executive compensation consultants who provide it with an annual assessment of the Company’s relative position within the comparator group and advice and counsel with respect to the competitiveness of the design and administration of executive compensation programs. The independent consultants also advise the committee on regulatory changes and other matters related to executive compensation practices. The total target compensation opportunity for each executive includes the following components:

•	annual base salary;

•	annual incentive award opportunity, and

•	long term incentive award.

Once the committee determines the total targeted compensation opportunity for the CEO and the other named executive officers, the committee determines the appropriate mix of these three components, again with the advice of outside executive compensation consultants, using the competitive analysis.

Base Salary

In June of 2003, the President and Chief Executive Officer’s base salary was increased to $550,000 per year. Factors utilized by the committee in determining the CEO’s 2003 salary included analyses of the comparator group, the scope of his responsibilities, and his time in the position. The CEO’s base salary was well below the median of the comparator group in 2003.

The Committee increased the base salaries of the other named executives effective April 1, 2003, except for T. M. Gura who had recently been promoted to Executive Vice President, Metals Group.

Annual Incentive Award

For 2003, the annual incentive program design was the same as originally implemented in 2002. Annual incentive awards are paid from a pool of available monies that is a function of Olin Corporation’s Earnings Per Share performance for the year.

For the CEO and other named executives, during the first quarter of the year, the Committee establishes the pool generation formula that will be used to establish the total payout pool, the participants and the payout matrix (i.e. the portion of the total payout pool payable to each executive). Following the end of the performance year, the Committee reviews the financial results, computes the total payout pool and the portion payable to each executive. The Committee retains the discretion to reduce the bonus payable to each executive but any reduction in the amount of one executive’s bonus cannot result in an increase in the bonus of another executive.

The Committee decided to use its discretion to make an award for improved financial performance and non-financial accomplishments to the CEO of $175,000. This compares to his annual incentive payout for 2002, paid in 2003, of $134,835. The actual awards for each of the other named executives were also based upon the improved financial performance and their individual performance against strategic objectives.

Long Term Incentive Award

The compensation committee determined the long-term incentive award opportunity for each named executive officer in early 2003, based on the competitive analysis described above. Under the current long-term incentive program, stock options represent one-half of the aggregate value of the long term incentive award opportunity, and performance share awards make up the other half.

Olin determines the grant size for stock options by indexing the grant size based on Olin’s Total Shareholder Return (TSR) relative to the S&P MidCap 400 companies. The proposed option grant for each named executive is based on the individual long-term incentive award opportunity, and the sum of these proposed option grants determines the aggregate pool of options. This aggregate pool of options is increased or decreased based on Olin’s trailing three-year TSR. TSR represents the increase in the fair market value of Olin common stock over the relevant period, including reinvestment of dividends, as calculated for the Performance Graph on page 25. The aggregate pool of options increases by 25% when Olin’s TSR falls within the top third relative to the TSR for companies in the S&P MidCap 400. The aggregate pool of options shrinks by 25% when Olin’s TSR falls within the bottom third relative to the TSR for companies in the S&P MidCap 400. Olin’s 2003 stock option grant pool was at 100% of the aggregate pool of options, because Olin’s trailing three-year TSR for the three years ended December 31, 2002 fell in the middle third of the companies in the S&P MidCap 400.

Individual target option grant sizes are fixed by competitive analyses. Actual grants made to individuals may be increased or decreased by up to 25% by this committee (or the CEO for non-officers). The total of all adjusted grants may not exceed the aggregate pool of available options for the year. The CEO and other named executive officers received stock option grants in 2003. The option price was set at the fair market value of common stock on the date of the grant, and the options have a ten-year term. These options vest one-third each year beginning in 2004.

The other half of the individual long term incentive requirement takes the form of performance shares. At the end of a three-year performance cycle, participants receive a performance share award, paid half in shares of Olin common stock and half in cash, based on Olin’s average annual return on capital in relation to the average annual return on capital among the S&P MidCap 400 companies. The award may be increased by as much as 50% if Olin’s average annual ROC falls in the top 20% of the S&P MidCap 400 performance and may fall to 25% if Olin’s performance drops to the bottom 20% of the S&P MidCap 400 performance. The CEO and other named executive officers received grants of performance shares in 2003.

Section 162(m) of the Internal Revenue Code, or the Code, denies Olin a deduction for compensation paid to a named executive officer in a taxable year, to the extent his compensation that does not meet the definition of “performance-based compensation” exceeds $1,000,000. Olin structures the stock options, and significant portions of the remaining long term incentive and of the annual incentive, to meet the criteria for performance-based compensation. It is possible, however, that the portions of these awards that do not qualify as “performance-based compensation,” when combined with salary and other forms of compensation Olin pays to a named executive officer, may exceed this limitation in any particular year.

Voluntary Employment Separation Program

In early 2004, the Committee, in connection with Board approval of an overall restructuring and cost reduction program for Olin’s corporate headquarter operations, approved the Voluntary Employment Separation Program described on page 27.

January 29, 2004

G. Jackson Ratcliffe, Jr., Chairman

Randall W. Larrimore

Richard M. Rompala

This table shows information about compensation for the Chief Executive Officer and the other four most highly compensated executive officers in 2001, 2002 and 2003.

Summary Compensation Table

	Annual Compensation						Long-Term Compensation
Name and Principal Position as of December 31, 2003	Year	Salary		Bonus		Other Annual Compen- sation	Awards	Payouts		All Other Compen- sation (b)
							Securities Underlying Options (#)	Long-Term Incentive Payouts
Joseph D. Rupp President and Chief Executive Officer	2003 2002 2001	$ $ $	529,173 500,004 390,008	$ $ $	175,000 134,835 63,837	(a) $110,811(a) (a)	75,000 69,000 15,750	$ $ $	0 0 0	$ $ $	20,919 35,622 28,124

Anthony W. Ruggiero Executive Vice President and Chief Financial Officer	2003 2002 2001	$ $ $	446,250 435,000 425,004	$ $ $	69,595 47,039 55,000	(a) (a) $51,797(a)	58,000 61,000 27,750	$ $ $	0 0 0	$ $ $	19,003 32,334 31,130

Thomas M. Gura Executive Vice President, Metals Group	2003 2002 2001	$ $ $	390,000 352,506 333,340	$ $ $	39,422 149,717 42,500	(a) (a) (a)	44,000 43,000 13,500	$ $ $	0 0 0	$ $ $	13,040 24,178 42,908

Peter C. Kosche Senior Vice President, Corporate Affairs	2003 2002 2001	$ $ $	361,755 352,008 352,008	$ $ $	60,132 40,624 47,500	(a) (a) (a)	43,000 45,000 21,000	$ $ $	0 0 0	$ $ $	29,167 44,667 27,753

John L. McIntosh Vice President and President, Chlor Alkali Products Division	2003 2002 2001	$ $ $	292,506 285,000 285,000	$ $ $	120,034 32,072 44,739	(a) (a) (a)	23,000 24,000 11,250	$ $ $	0 0 0	$ $ $	9,240 16,634 25,283

(a)	We did not pay any named executive “Other annual compensation” except for perquisites and other personal benefits, which for each executive officer did not exceed the lesser of $50,000 or 10% of such individual’s salary plus bonus, other than Mr. Rupp in 2002 and Mr. Ruggiero in 2001. In 2002, Mr. Rupp received $110,811, comprised of $96,891 for relocation expenses and $13,920 for Company automobile expenses. In 2001, Mr. Ruggiero received $51,797, comprised of $27,000 for Company automobile expenses and $24,797 for financial and estate planning expenses.
(b)	Amounts reported in this column for 2003 are comprised of the following items:

	Exercise of Arch Stock Options (1)	Life Insurance Premiums (2)
Joseph D. Rupp	$7,979	$12,940
Anthony W. Ruggiero	0	19,003
Thomas M. Gura	0	13,040
Peter C. Kosche	12,777	16,390
John L. McIntosh	0	9,240

(1)    Olin employees may exercise their options for shares of Arch Chemicals, Inc. common stock (issued in the 1999 spin-off of Arch Chemicals) for either a cash payment or for Arch Chemicals common stock. Olin pays the difference between the option exercise price and the fair market value of Arch Chemicals common stock at the time of exercise to the employee if he or she elects to take cash, or to Arch, which then issues the appropriate number of shares to the employee, if the employee elects to take stock.

(2)    The key executive life insurance program consists of three types of benefits: active employee life insurance, retiree life insurance and survivor income benefits. At the executive’s option, the survivor income benefit may be exchanged for additional life insurance. The amounts shown represent the total premiums we paid in 2003 for these three benefits.

Stock Option Plans

We grant to key employees, selected by the compensation committee, options to purchase shares of common stock. The option price must be at least the fair market value of the common stock on the date of the grant and the options may not be exercised later than ten years from such date. The optionee may pay the exercise price of the options in cash or in common stock, valued at the market price on the date of exercise. Our option plans do not provide for repricing or, except for anti-dilution adjustments, other adjustments to the exercise price.

This table provides information about stock options we granted in 2003 to the individuals named in the Summary Compensation Table on page 22.

Option Grants of Common Stock in 2003

	Individual Grants
Name	Number of Securities Underlying Options Granted (a)	% of Total Options Granted to All Employees in 2003	Exercise Price		Expiration Date		Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term (c,d)
							5%	10%
Joseph D. Rupp	75,000	9.9	$15.35		2/12/13		$724,015	$1,834,796
Anthony W. Ruggiero	58,000	7.6	15.35		2/12/13		559,905	1,418,909
Thomas M. Gura	44,000	5.8	15.35		2/12/13		424,755	1,076,414
Peter C. Kosche	43,000	5.7	15.35		2/12/13		415,102	1,051,950
John L. McIntosh	23,000	3.0	15.35		2/12/13		222,031	562,671
All Shareholders	N/A	N/A	N/A		N/A		569,704,062	1,443,741,947
All Optionees	761,000	100%	15.46	(b)	(e	)	7,398,983	18,750,476

(a)	We awarded stock options to the five named individuals effective February 13, 2003. The options become exercisable in three equal annual increments, beginning on February 13, 2004.
(b)	This amount is equal to the fair market value of common stock on the grant dates (calculated on a weighted average basis). The actual exercise prices for all options granted in 2003 were $15.35 and $17.35.
(c)	No gain to the optionees is possible without appreciation in the stock price, which will benefit all shareholders commensurately. The dollar amounts under these columns are the result of calculations at the 5% and 10% assumption rates set by the SEC and therefore are not intended to forecast possible future appreciation of our stock price or to establish any present value of the options.
(d)	Realizable values are computed based on the number of options granted in 2003 and still outstanding at year-end.
(e)	The expiration dates of options granted during 2003 are February 12, 2013 and August 17, 2013.

This table describes options exercised during 2003 and the outstanding options at the end of 2003 for the individuals named in the Summary Compensation Table on page 22.

Aggregated Option Exercises in 2003 and Year-end 2003 Stock Option Values

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at 12/31/03		Aggregate Value of Unexercised, In-the-Money Options at 12/31/03 (a)
			Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Joseph D. Rupp	1,500	6,480	177,355	166,250	304,658	586,518
Anthony W. Ruggiero	0	0	320,033	187,916	787,858	534,645
Thomas M. Gura	0	0	139,896	117,166	268,196	370,792
Peter C. Kosche	4,315	22,886	205,151	130,000	590,474	385,840
John L. McIntosh	32,022	58,338	74,654	72,750	221,786	209,753

(a)	Value was computed as the difference between the exercise price and the $20.06 per share closing price of our common stock on December 31, 2003, as reported on the consolidated transaction reporting system relating to New York Stock Exchange issues.

The following table describes performance share awards we made in 2003 to the individuals named in the Summary Compensation Table on page 22.

Long-Term Incentive Plan—Awards in Last Fiscal Year

Name	Number of Shares	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts under Non-Stock Price-Based Plans (a)
			Threshold (#)	Target (#)	Maximum (#)
Joseph D. Rupp	30,000	December 31, 2005	7,500	30,000	45,000
Anthony W. Ruggiero	22,000	December 31, 2005	5,500	22,000	33,000
Thomas M. Gura	17,000	December 31, 2005	4,250	17,000	25,500
Peter C. Kosche	17,000	December 31, 2005	4,250	17,000	25,500
John L. McIntosh	9,000	December 31, 2005	2,250	9,000	13,500

(a)	Actual number of shares paid (payable one-half in stock and one-half in cash) ranges between 25% and 150% of target number, based upon our average annual return on capital compared to the average annual return on capital of the Standard & Poor’s MidCap 400 companies over the performance period.

Performance Graph

This graph compares the total shareholder return on our common stock with the total return on the S&P Midcap 400 and our Peer Group, as defined below, for the five-year period from December 31, 1998 through December 31, 2003. The cumulative return includes reinvestment of dividends.

Our Peer Group consists of Georgia Gulf Corporation, Brush Engineered Materials Inc., Mueller Industries, Inc. and Wolverine Tube, Inc. Our Peer Group is weighted in accordance with market capitalization (closing stock price multiplied by the number of shares outstanding) as of the beginning of each of the five years covered by the performance graph. We calculated the weighted return for each year by multiplying (a) the percentage that each corporation’s market capitalization represented of the total market capitalization for all corporations in our Peer Group for such year by (b) the total shareholder return for that corporation for such year.

*	$100 invested on 12/31/98 in stock or index, including reinvestment of dividends. The graph reflects a distribution received in connection with the spin-off of Arch Chemicals, Inc. as a dividend. Such dividend is assumed to have been reinvested in our common stock as of February 9, 1999.

	12/98	12/99	12/00	12/01	12/02	12/03

OLIN CORPORATION	100	119	139	106	107	145
S & P MIDCAP 400	100	115	135	134	115	155
PEER GROUP	100	152	112	122	107	142

EXECUTIVE AGREEMENTS

As of December 31, 2003, Olin had executive severance agreements with its executive officers named in the Summary Compensation Table on page 22 and four other officers. Each agreement has an initial three-year term that expires on November 1, 2005, which is automatically extended annually for an additional year unless Olin provides at least 90 days notice that the term will not be so extended. If a change in control or a potential change in control of Olin (each as defined in the agreement) occurs before the agreement expires, the agreement extends to the later of three years following the date of the potential change in control or three years following the date of the change in control.

The officer agrees that if a potential change in control occurs, he or she will remain in Olin’s employ until the earlier of (1) the end of the six-month period following the potential change in control or (2) the occurrence of a change in control, so long as Olin continues to provide the officer with no less favorable office, title, duties and responsibilities.

If the officer’s employment is terminated by Olin without cause or by the officer as a result of disability or adverse changes in the terms and conditions of the officer’s employment, the officer will receive, in lieu of severance benefits under any other Olin severance plans or programs:

(1)	a lump sum cash payment (which we refer to as the executive severance amount) equal to (a) twelve months salary plus (b) the greater of the average annual incentive compensation award paid or payable by Olin in respect of the last three calendar years or the officer’s then current standard annual incentive compensation award;

(2)	an additional twelve months of service credit for pension plan purposes;

(3)	continuation for twelve months of medical, dental and life insurance coverage for the officer and his or her dependents;

(4)	outplacement services; and

(5)	if termination of employment occurs after the first quarter of any calendar year, a prorated annual incentive compensation award.

If any such termination of employment (other than as a result of disability) occurs following a change in control of Olin, the officer also will receive (a) an additional cash severance payment in an amount equal to two times the executive severance amount and (b) an additional 24 months of pension plan service credit and insurance coverage. In addition, if the officer at the end of the 36-month period following termination of employment has satisfied the eligibility requirements to participate in Olin’s post-retirement medical and dental plan, he or she will be entitled to continue in Olin’s medical and dental coverage (including dependent coverage) until the officer reaches age 65, on terms and conditions no less favorable to him or her than those in effect prior to the change in control, provided that such coverage will be secondary coverage to any coverage provided to the officer by any new employer.

If, in connection with the sale or transfer of an Olin business or assets to a third party or to a joint venture, the officer becomes an employee of the buyer or joint venture, he or she receives the benefits listed in items (1) through (4) above if his or her employment terminates under circumstances described above within 12 months of becoming employed by such buyer or joint venture. Payments are reduced for any cash severance or similar benefits from such buyer or joint venture.

An active employee on the date on which a change in control occurs, who is less than 55 and participates in our Senior Executive Pension Plan, will be entitled to a lump sum payment under that plan in an amount that, when combined with the value of his or her accrued pension benefits from all other Olin pension plans (assuming for such purpose that the officer had terminated employment upon the change in control), preserves the payment of such accrued benefits based on the subsidized early retirement factor that would be applicable if he or she had been 55 at the time of such termination of employment.

If any payments made under any “Change in Control” provision in Olin’s benefit plan subject the executive to the excise tax under Section 4999 of the Code, the payment to him or her will be increased so that the executive will receive the same net payment as if such tax did not apply.

VOLUNTARY EMPLOYMENT SEPARATION PROGRAM (VSP)

In late 2003, Olin offered all of its officers (as defined in the SEC rules adopted under Section 16 of the Securities Exchange Act of 1934) except for Mr. Rupp the opportunity to participate in a Voluntary Employment Separation Program (VSP). The VSP was part of an overall plan by Olin to significantly reduce administrative overhead, as Olin considered relocation of its executive offices from Norwalk, Connecticut to the East Alton, Illinois area. Participation was conditioned upon Olin’s acceptance of the individual into the VSP, Olin’s establishment of a separation date and a potential limit on the number of officers participating. In early 2004, Olin announced that six individuals will separate from Olin under the VSP, including three of the named executive officers, with individual separation dates between August of 2004 and April of 2005. Mr. Anthony W. Ruggiero, Executive Vice President and Chief Financial Officer will separate from Olin on or about April 1, 2005. Mr. Thomas M. Gura, Executive Vice President, Metals Group and Mr. Peter C. Kosche, Senior Vice President, Corporate Affairs will each separate from Olin on or about December 31, 2004.

Each participating officer will receive the benefits he or she would receive under the Executive Agreements described above, plus reimbursement of various legal and financial planning expenses in an aggregate amount not to exceed $15,000.

Receipt of benefits under the VSP is conditioned upon the officer: (i) assisting with the transition of his or her duties, (ii) complying with confidentiality provisions, (iii) agreeing to reasonable changes in authority, duties and responsibilities until the separation date, (iv) executing a consulting agreement to continue to provide services for some period after the date of separation, if Olin deems such services to be necessary, and (v) executing a waiver and release at the time of separation.

RETIREMENT BENEFITS

Qualified Pension Plan for Employees

We provide fixed retirement benefits through a tax qualified pension plan and two non-qualified plans described below. The normal retirement age is 65, but early retirement is available after age 55 with at least 10 years of service. (If early retirement is before age 62, the employee receives reduced benefits.) The pension benefits are calculated based on the average cash compensation per year (salary and bonus shown in the Summary Compensation Table on page 22) for the highest three years during the ten years before and including the year in which an employee retires. The normal retirement allowance is 1.5% of the employee’s average compensation multiplied by the number of years of service, less a percentage of the employee’s primary Social Security benefit based on years of service (not to exceed 50% of such Social Security benefit).

When the employee qualifies and elects to retire, the benefits from the qualified plan will be paid in monthly installments, unless the present value of the benefit is less than $5,000. The qualified pension plan, called the Olin Corporation Employees Pension Plan, provides that if within three years following a “Change in Control” of Olin, any corporate action is taken or filing made in contemplation of, among other things, a plan termination or merger, or other transfer of assets or liabilities of the plan, and such termination, merger or other event thereafter takes place, plan benefits would automatically increase for affected participants (and retired participants) to absorb any surplus plan assets.

Non-Qualified Pension Plans

Olin Supplementary and Deferral Benefit Pension Plan, or Supplemental Plan

Under this Supplemental Plan, we pay a supplemental pension based on the formula described above on deferred compensation, including deferred incentive compensation.

The Supplemental Plan also provides additional pension benefits to highly compensated employees, whose benefits from qualified plans are limited by the Code. This plan provides for the payment of supplemental pension benefits equal to the reduction in the qualified plan benefit resulting from the IRS limitations.

The non-qualified Supplemental Plan provides that executives whose benefits have an actuarial present value in excess of $100,000 shall receive such benefits in the form of an “accelerated distribution,” unless the executive instead elects to receive monthly benefits. An “accelerated distribution” means that the executive will receive payment in the amount of the actuarial present value of the benefit due in one, two or three annual installments, as determined by the Company.

In the event of a “Change in Control,” we will pay each eligible employee a lump sum amount in cash sufficient to purchase an annuity which will provide the same monthly after tax benefit as the employee would have received under the Supplemental Plan based on benefits accrued as of the date of the Change in Control. The lump sum payment will be reduced to take into consideration monthly payments provided under trust arrangements or other annuities we establish or purchase in order to make payments under this plan.

Senior Executive Pension Plan, or Senior Plan

Our Senior Plan provides additional pension benefits for executives, as described in the Senior Plan. Under the Senior Plan, we pay pension benefits to executives when they retire after age 55. Benefits are reduced for executives who retire before age 62. The benefits are based on the average of the executive’s annual compensation (salary and bonus shown in the Summary Compensation Table on page 22) for the highest three years out of the last ten years that the executive is employed by the Company, including the year in which an executive retires. The benefits equal 3% of the executive’s average compensation multiplied by the number of years of participation in the Senior Plan, reduced by pension benefits that accrued under our qualified and other non-qualified plan for the period of time credited under the Senior Plan, and further reduced by 50% of employee’s primary Social Security benefit. The maximum benefit payable is 50% of the employee’s average compensation reduced by amounts payable from our qualified and non-qualified plans and certain adjustments set forth in the plan documents, if applicable. The Senior Plan also provides benefits to an executive’s surviving spouse equal to 50% of the executive’s benefits.

To receive benefits under the Senior Plan, an executive must meet the service requirements and other plan provisions regarding suspension of benefit accruals and cessation of benefits. Even if the benefits have accrued, the compensation committee may remove a participant from the Senior Plan for cause.

The Senior Plan provides that executives whose benefits have an actuarial present value in excess of $100,000 shall receive such benefits in the form of an “accelerated distribution,” unless the executive instead elects to receive monthly benefits. An “accelerated distribution” means that the executive will receive payment in the amount of the actuarial present value of the benefit due in one, two or three annual installments, as determined by the Company. However, in the event of a “Change in Control,” the Senior Plan will pay qualified executives a lump sum amount in cash sufficient to purchase an annuity, which will provide the same after-tax benefit. In addition, the agreements described above under “Executive Agreements” provide that an executive officer who is less than age 55 at the time of a “Change in Control,” will be treated as if he or she had retired at age 55, and the lump sum payment will be calculated based on the years of service at the date of a “Change in Control.”

The following table shows the maximum amount of retirement benefits annually payable in total under the qualified pension plan and the non-qualified pension plans. These amounts will be reduced by applicable offsets according to the plans’ provisions.

Pension Plan Table

	Years of Service
Compensation	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years
$ 200,000	$60,000	$90,000	$100,000	$100,000	$100,000	$105,000	$120,000
300,000	90,000	135,000	150,000	150,000	150,000	157,500	180,000
400,000	120,000	180,000	200,000	200,000	200,000	210,000	240,000
500,000	150,000	225,000	250,000	250,000	250,000	262,500	300,000
600,000	180,000	270,000	300,000	300,000	300,000	315,000	360,000
700,000	210,000	315,000	350,000	350,000	350,000	367,500	420,000
800,000	240,000	360,000	400,000	400,000	400,000	420,000	480,000
900,000	270,000	405,000	450,000	450,000	450,000	472,500	540,000
1,000,000	300,000	450,000	500,000	500,000	500,000	525,000	600,000

Credited years of service for the named executive officers as of December 31, 2003 are as follows: Mr. Rupp, 31.0 years (17.5 years under the Senior Plan); Mr. Ruggiero, 8.3 years (8.3 years under the Senior Plan); Mr. Gura, 35.6 years (16.5 years under the Senior Plan); Mr. Kosche, 30.9 years (10.6 years under the Senior Plan) and Mr. McIntosh, 26.6 years (4.9 years under the Senior Plan).

Other

Under our compensation plans and arrangements, all participants, including Directors, may defer payment of salaries, Director compensation and incentive compensation to cash and phantom stock accounts.

On October 2, 2003, John L. McIntosh executed a five-year $60,000 Promissory Note with Olin pursuant to a formal written commitment from Olin to Mr. McIntosh dated April 11, 2002 (prior to the enactment of the Sarbanes-Oxley Act of 2002). Olin provided the loan commitment to Mr. McIntosh and his lender as a relocation benefit, in connection with Mr. McIntosh’s construction of a new home in Tennessee following his relocation from Connecticut. Principal is payable in annual installments, equal to the greater of $12,000 or 50% of Mr. McIntosh’s annual cash bonus, beginning twelve months after the date of the loan. Interest is payable only if the full principal balance is not repaid on or before October 2, 2008, and then will accrue on overdue principal at a fluctuating rate per annum equal to the sum of the borrowing rate (defined as the base rate announced by Citibank, N.A., New York, NY from time to time) plus 3% from the due date of such principal.

ITEM 2—PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

KPMG was our independent auditor for 2003 and 2002. A summary of the fees we paid to KPMG for 2002 and 2003 follows:

	Fees ($ in thousands)
	2003		2002
Nature of Service	$	%	$	%
Audit Fees (1)	$713	76%	$807	68%

Tax Fees (2)	36	4%	44	4%

All Other Fees:
Benefit Plan Audits	164	18%	154	13%
Consents/Comfort Letters/Environmental Letters	23	2%	62	5%
S-4/S-8 Assistance			73	6%
Environmental expense accounting/litigation support			11	1%
Assistance to Internal Audit (related to 2001 audits)			36	3%

	$936	100%	$1,187	100%

(1)	Includes costs associated with the annual audit including quarterly financial reviews and work associated with our adoption of FASB 143 and implementation of the requirements of Section 404 of the Sarbanes-Oxley Act.
(2)	Involves primarily international tax work including tax return preparation, tax advice on transfer pricing, foreign affiliate dividends, the liquidation/formation of two affiliates, and general tax compliance matters.

In late 2002, our Audit Committee adopted a policy requiring that all audit and permitted non-audit services (including fees) are subject to pre-approval by the Audit Committee at each scheduled meeting. Our Audit Committee procedures provide that in the event that a need arises in the intervening period between scheduled meetings, the Chair of the Audit Committee may pre-approve newly identified KPMG services and report back to the other members of the committee at the next scheduled meeting. In 2003, the committee pre-approved 97.5% of the audit fees and 100% of the tax and other fees incurred in 2003, and all audit and non-audit services contracted for with KPMG after adoption of the pre-approval policy.

Who has the Audit Committee selected as independent auditors for 2004?

Olin’s Audit Committee is solely responsible for hiring and compensating the Company’s independent auditor. After considering KPMG’s 2003 performance and their proposed audit plan for 2004, the Committee has selected KPMG as our independent auditor for 2004.

Is a shareholder vote required to approve Olin’s independent auditors?

The law and our By-laws do not require us to submit this matter to the shareholders at the annual meeting. However, the Board and Audit Committee chose to submit it to the shareholders to ascertain their views.

Will I have an opportunity to hear from KPMG and ask them questions?

We expect representatives of KPMG to be present at the annual meeting. They will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

How many votes are required to ratify the appointment of KPMG as independent auditors for 2004?

To ratify the appointment of KPMG as independent auditors for 2004, the votes cast in favor of KPMG must exceed the votes cast in opposition to KPMG. Abstentions and shares held in street name that are not voted will not be included in determining the number of votes cast. If the shareholders’ ratification vote does not support the Audit Committee’s decision to appoint KPMG as independent auditors for 2004, the Audit Committee will consider the views of the shareholders during its selection of an auditor for 2005.

How does the Board recommend we vote?

The Board recommends that you vote FOR ratification of the appointment of KPMG as our independent auditors for 2004.

By Order of the Board of Directors:

George H. Pain

Secretary

Dated: March 16, 2004

Appendix A

OLIN CORPORATION

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

As amended December 11, 2003

Purpose

The Audit Committee (the “Committee”) is appointed by the Board of Directors. The purpose of the Committee is to:

•	Assist Board oversight of:

1.	the integrity of the Corporation’s financial statements, including the financial reporting process and systems of internal control covering the areas of finance and accounting;

2.	the Corporation’s compliance with the legal and regulatory requirements including environmental, health, safety and transportation (EHS&T) compliance;

3.	the independent auditor’s qualifications and independence, and

4.	the performance of the Corporation’s internal audit function (including monitoring the qualifications, independence and performance of the internal audit and EHS&T audit functions), and the Corporation’s independent auditors.

•	Prepare an Audit Committee report as required by the SEC to be included in the Corporation’s annual proxy statement.

•	Provide an avenue for communication between the Board of Directors and management, the independent auditors and the internal audit and EHS&T audit functions.

•	Conduct an annual performance evaluation of the Committee.

Membership and Meetings

The Committee will consist of no less than three Directors, all of whom are independent Directors, as defined in the Principles of Corporate Governance.

Each member shall be financially literate, as such qualification is interpreted by the Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Committee. In addition, at least one member of the Committee must have accounting or related financial management expertise, as the Corporation’s Board interprets such qualification in its business judgment. The Corporation’s goal is that at least one member of the Committee, in the judgment of the Board, will be an “audit committee financial expert” as defined in SEC regulations under Section 407 of the Sarbanes-Oxley Act of 2002. The Corporation will comply with all applicable disclosure requirements under the SEC’s rules related to audit committee financial experts.

If a Committee member simultaneously serves on the audit committees of more than three public companies (including the Corporation), the Board must determine that such service would not impair such member’s ability to serve effectively on the Corporation’s Committee. The Board must disclose that determination in the Corporation’s annual proxy statement.

In addition to being an independent Director, each member of the Committee must not, other than in his or her capacity as a member of the Committee, the Board or any other Board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the Corporation or any subsidiary, other than fixed amounts of compensation under a retirement plan (including deferred compensation), for prior service with the Corporation (provided that such compensation is not contingent in any way on continued service); or (2) be an affiliated person of the Corporation or any subsidiary.

Committee members shall be appointed by the Board. The Board may remove any Committee member at any time. The Chair of the Committee will be rotated at three year intervals, unless the Board believes there are compelling reasons at a given point in time to maintain an individual Director’s chairmanship for a longer time. When feasible, the immediate past Chair will continue serving as a member of the Committee for at least one year to ensure an orderly transition.

Meetings

The Committee shall meet no less than four times per year, and at such other times as may be necessary to fulfill its responsibilities. The Committee shall meet separately, periodically, with management, with the Corporation’s internal auditors (or other personnel responsible for the internal audit functions) and with the Corporation’s independent auditors.

Regular meetings of the Committee will be at times during the year as approved by the Committee. Special meetings of the Committee may also be called and held as may be appropriate, subject to the Corporation’s By-laws. The Committee Chair shall prepare and/or approve an agenda in advance of each such meeting.

The Chair of the Committee will regularly report the Committee’s findings, conclusions and recommendations to the Board of Directors at the next meeting.

Duties and Responsibilities

Review Procedures

The Audit Committee will:

•	Review and reassess the adequacy of the Audit Committee Charter annually and submit it for formal approval to the Directors and Corporate Governance Committee and Board of Directors. In addition, beginning in 2001 and at least once every three years thereafter, publish the Charter in the annual meeting proxy statement in accordance with SEC regulations.
•	Review the Corporation’s annual audited financial statements, including the Corporation’s Management’s Discussion and Analysis of Financial Condition and Operations (“MD&A”) prior to filing or distribution. This review of the financial statements is to include discussions with management and the independent auditor about the existence and disposition of significant issues involving accounting principles, practices, estimates and judgments, and a recommendation to the Board of Directors regarding inclusion of such financial statements in the Corporation’s annual report on Form 10-K.
•	Discuss the Corporation’s quarterly unaudited financial statements and press release, including the Corporation’s disclosures under MD&A, with management and the independent auditor.
•	Review:

•	major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles and financial statement principles, and major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies;

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•	analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;
•	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Corporation’s financial statements; and
•	alternative principles and practices that could have been followed; the reasons for selecting the principles and practices to be followed; the financial impacts of the principles and practices selected as compared to those of the other alternatives available; and the provisions of any “pro forma” or “adjusted” non-GAAP information.

•	Review with the independent auditor any audit problems or difficulties and management’s response, including:

•	Any restrictions on the scope of the independent auditor’s work activities or on access to requested information;
•	Any accounting adjustments noted or proposed by the independent auditors but “passed” (as immaterial or otherwise);
•	Any communications between the audit team and the audit firm’s national office regarding auditing or accounting issues presented by the engagement with respect to the Corporation’s audit;
•	Any “management” or “internal control” letters issued or proposed to be issued by the independent auditors to the Corporation, and
•	Discussion of the responsibilities, budget and staffing of the Corporation’s internal audit function.

•	Establish a procedure for discussions with the Committee on a pre-issuance basis all of the following:

•	The types and presentation of information to be included in earnings press releases and in financial information and earnings guidance provided to analysts and rating agencies;
•	Significant financial reporting matters to be disclosed in any SEC filings, such as a change in accounting principles or extraordinary and non-recurring items and transactions; and
•	Significant matters to be disclosed in Form 8-K filings with the SEC.

•	Discuss earnings press releases, as well as review any financial information and earnings guidance provided to analysts and rating agencies; may be done generally (i.e., discussion of the types of information to be disclosed and the type of presentation to be made).

Independent Auditors

•	The Committee has sole authority to directly appoint, retain, compensate, evaluate and terminate the Corporation’s independent auditors and will ensure that the independent auditors report directly to the Committee.

•	The Committee has direct responsibility for oversight of the Corporation’s independent auditors, including resolution of disagreements between management and the independent auditors.

•

The Committee shall approve in advance the engagement of the independent auditor to render audit or non-audit services, or the engagement to render the service shall be entered into pursuant to pre-approval policies and procedures established by the Committee, provided the policies and procedures are detailed as to the particular service and the Committee is informed of each service, and such policies and procedures do not include delegation to management of the Committee’s

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responsibilities under the Securities Exchange Act of 1934. This requirement shall not apply to the provision of services other than audit, review or attest services if:

1.	the aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by the Corporation to the accountant during the fiscal year in which the services are provided; and

2.	such services were not recognized by the Corporation at the time of the engagement to be non-audit services; and

3.	such services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or by one or more members of the Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Committee.

•	The Committee shall evaluate the auditor’s qualifications, performance and independence. This evaluation should include the review and evaluation of the lead partner of the independent auditor. The Committee should take into account the opinions of management and the Corporation’s internal auditors.

•	The Committee should assure the regular rotation of the lead audit partner as required by law, and further consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm itself.

•	The Committee will review the independent auditors’ annual audit plan, which should cover among other matters: scope of the examination, staffing, locations, areas of reliance (i.e. management representations, internal audit and EHS&T audit coverage), and their general audit approach.

•	In connection with discussions related to the annual audit results, the Committee should consider the independent auditors’ judgements about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting.

The Audit Committee will:

•	Set clear hiring policies for employees or former employees of the Corporation’s outside auditors, to ensure that the auditors’ independence under applicable SEC rules and accounting standards is not impaired.

•	Obtain, on a periodic basis, a formal statement from the independent auditors delineating all relationships between the independent auditors and the Corporation.

•	Discuss with the independent auditors the impact on the auditors’ objectivity and independence of any disclosed relationships as required by professional standards; and determine whether any such non-audit engagements are consistent with the independent auditors’ independence and objectivity.

•	Obtain and review, at least annually, a report from the independent auditors describing: the independent auditing firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditors and the Corporation.

4

Internal Audit and EHS&T Audit

The Audit Committee will:

•	At least annually, review the Corporation’s Internal Audit and EHS&T Audit plans including organizational structure, staff qualifications, and the process of audit planning and business risk assessment.

•	Review activity and special reports of the Corporation’s Internal Audit and EHS&T Audit functions including management responses and corrective action plans for significant findings, and ensure that Internal Audit provides management and the Committee with ongoing assessments of the Corporation’s risk management processes and systems.

•	Review with management the appointment and/or replacement of the Vice President, Auditing and Business Ethics and Integrity or the Vice President, Regulatory Audit and Deputy General Counsel.

Ethical and Legal Compliance

The Audit Committee will:

•	Review the Corporation’s litigation management process including the insurance and risk management process, and discuss policies with respect to risk assessment and risk management.

•	Oversee the activities and programs administered by the Vice President, Auditing and Business Ethics and Integrity.

•	Monitor major litigation and significant internal or external special investigations and review with the General Counsel, at least annually, any other legal matters that could have a material impact on the Corporation’s financial statements or compliance with law.

•	Ensure that the Corporation adopts, posts on its web site, and discloses the availability of, a code of business conduct and ethics that applies to the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

•	Periodically review the Corporation’s code of ethics with particular focus on related party transactions and conflicts of interest involving, directly or indirectly, any director or executive officer, and consider whether any changes are needed.

•	Be responsible for evaluating, making decisions whether to grant any waivers of or approve any other deviations from the Corporation’s code of ethics.

•	Establish procedures for reporting ethical, accounting and other issues, including establishing procedures for receipt, retention and treatment of complaints from employees on accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters, and for protection of employees who report such issues.

•	Review disclosure of non-audit services in Form 10-Q and Form 10-K, and monitor compliance therewith.

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Other Committee Responsibilities

The Audit Committee will review the internal audit of the expenses of the corporate officers and members of the Board of Directors.

Additional Resources

The Committee shall have the right to use reasonable amounts of time of the Corporation’s internal and independent accountants, internal and outside lawyers and other internal staff and also shall have the right to hire independent accounting experts, lawyers and other consultants to assist and advise the Committee in connection with its responsibilities. The Committee shall obtain advice and assistance from outside legal, accounting or other advisors as it deems necessary to carry out its duties, and shall receive appropriate funding, as determined by the Committee, from the Corporation for payment of compensation to the outside legal, accounting or other advisors employed by the Committee. The Committee shall keep the Corporation’s accounting department advised as to the general range of anticipated expenses for outside consultants.

The Committee may meet privately with independent advisors and shall be free to talk directly and independently with any member of management in discharging its responsibilities.

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					Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE
The Board of Directors recommends a vote FOR Items 1 and 2.

Item 1— ELECTION OF DIRECTORS
Nominees:	FOR (except as noted below)	WITHHELD FOR ALL		FOR	AGAINST	ABSTAIN
01 Michael Coleman 02 Donald W. Griffin 03 Randall W. Larrimore 04 Anthony W. Ruggiero 05 Philip J. Schulz	☐	☐	Item 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS	☐	☐	☐
					YES	NO

WITHHOLD FOR: (Write that nominee’s name in the space provided below).			WILL ATTEND MEETING		☐	☐

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Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

é  FOLD AND DETACH HERE   é

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting are available through 11:59 PM Eastern Daylight Time on April 28, 2004.

The Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned the proxy card.

Internet http://www.eproxy.com/oln Use the Internet to vote the proxy. Have the proxy card in hand when you access the web site. Follow the instructions on the website.	OR	Telephone 1-800-435-6710 Use any touch-tone telephone to vote the proxy. Have the proxy card in hand when you call. Follow the instructions given by telephone.	OR	Mail Mark, sign and date the proxy card and return it in the enclosed postage-paid envelope.

If you vote the proxy by Internet or by telephone,

you do NOT need to mail back the proxy card.

PROXY

OLIN CORPORATION

501 Merritt 7, Norwalk, CT 06856

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

WILLIAM W. HIGGINS and JOSEPH D. RUPP, or any of them, with full power of substitution, are hereby appointed proxies to vote all Common Stock of the undersigned in Olin Corporation which the undersigned would be entitled to vote on all matters which may come before the Annual Meeting of Shareholders to be held on April 29, 2004, at 8:30 a.m. and at any adjournment.

This Proxy will be voted as directed by the shareholder on the items listed on the reverse side. If no contrary direction is specified, this Proxy will be voted FOR Items 1 and 2. Should any nominee be unable to serve, this Proxy may be voted for a substitute selected by the Board of Directors.

This card also provides confidential voting instructions for shares held in the Olin Corporation Contributing Employee Ownership Plan or Arch Chemicals, Inc. Contributing Employee Ownership Plan. (We refer to both of these plans as the “CEOP”). If you are a participant and have shares of Olin Common Stock allocated to your account in the CEOP, please read the following instruction regarding voting of those shares.

Trustee’s Authorization: As a named fiduciary, you may direct JPMorgan Chase Bank, as Trustee of the CEOP, how to vote the shares of Olin Common Stock allocated to your CEOP account by completing and returning this Voting Instruction Form or sending your voting instructions via telephone or Internet. The Trustee will vote all shares for which no instructions are received in the same proportion as shares for which it has received instructions. JPMorgan Chase Bank will vote the shares represented by this Voting Instruction Form if proper instructions are completed, signed and received by Mellon Investor Services before 11:59 p.m. EDT on April 28, 2004.

Address Change/Comments (Mark the corresponding box on the reverse side)

PLEASE COMPLETE AND SIGN THIS PROXY ON THE REVERSE SIDE, WHERE IT IS CONTINUED,

THEN RETURN IT IN THE ENCLOSED ENVELOPE.

é  FOLD AND DETACH HERE  é

OLIN CORPORATION

501 Merritt 7, Norwalk, Connecticut 06856

Dear Shareholder:

You are invited to attend our 2004 Annual Meeting of Shareholders at 8:30 a.m. Eastern Daylight Time on Thursday, April 29th at the Conference Center at 201 Merritt 7, Norwalk, CT 06880.

This is the admission card. If you plan to attend, please mark the box on the proxy. Be sure to bring the card with you to the Meeting.

Sincerely,

George H. Pain

Secretary